700 LOUISIANA STREET SUITE 4300 HOUSTON, TEXAS 77002	FAX: 713 225-6475 TELEPHONE: 713 570-3200

PRESS RELEASE

Pioneer Announces the

Closing of Common Stock Offering

     Houston, Texas (December 6, 2004) — Pioneer Companies, Inc. (OTC: PONR) announced today the closing of the previously announced public offering of 1,100,000 shares of its common stock, which included 100,000 shares sold upon exercise by the underwriter, CRT Capital Group LLC, of its over-allotment option. Net proceeds to Pioneer from the offering were approximately $22.4 million, after deducting estimated expenses. Pioneer intends to use all of the net proceeds to redeem a portion of its outstanding Senior Secured Floating Rate Guaranteed Notes due 2006 and Senior Floating Rate Term Notes due 2006.

     A copy of the final prospectus relating to the offering may be obtained from CRT Capital Group LLC, Attention: Prospectus Department, 262 Harbor Drive, Stamford, CT 06902. This document has also been filed with the Securities and Exchange Commission and is available over the internet at the SEC website at http://www.sec.gov.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America.

Contact:	Gary Pittman
(713) 570-3200